As filed with the Securities and Exchange Commission on September 2, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DHT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	26 New Street St. Helier, Jersey JE2 3RA Channel Islands +44 (0) 1534 639759 (Address and telephone number of registrant’s principal executive offices)	N/A (I.R.S. Employer Identification Number)

C T Corporation
111 Eighth Avenue
New York, New York 10011
(212) 550-9070
(Name, address and telephone
number of agent for service)

With copies to:

Erik R. Tavzel, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon fili ng with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(3)	Amount of registration fee(4)
Common stock, par value $.01 per share
Preferred stock, par value $.01 per share
Debt securities
Total		100%	$300,000,000	$34,830

(1)
There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock and such indeterminate principal amount of debt securities as will have an aggregate initial offering price not to exceed $300 million, or if any securities are issued in any foreign currency units, the equivalent thereof in foreign currencies. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $300 million, less the aggregate dollar amount of all securities previously issued hereunder. The securities being registered also include such indeterminate principal amount of debt securities and such indeterminate number of shares of preferred stock and common stock as may be issued upon conversion of, or in exchange for, any other debt securities or preferred shares that provide for conversion or exchange.

(2)
The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended, or the “Securities Act”.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act.

(4)
Pursuant to Rule 457(p) under the Securities Act, the following unused filing fees are being offset against the filing fee due for this registration statement:  (i) $3,174 paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form F-3 (333-147001) filed by Double Hull Tankers, Inc. on October 29, 2007 and (ii) $6,254 paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form F-3 (333-152906) filed by DHT Maritime, Inc. on August 8, 2008.  In March 2010, DHT Holdings, Inc. became the successor issuer to DHT Maritime, Inc., which was incorporated under the name of Double Hull Tankers, Inc. in April 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion.
Preliminary Prospectus dated September 2, 2011.

Prospectus

$300,000,000

Through this prospectus, we may periodically offer:

●	our common stock;

●	our preferred stock; and

●	our debt securities.

We may from time to time offer and sell the securities directly or through agents, underwriters or broker-dealers at prices and on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other national security exchanges on which our common stock is then traded, in the over-the-counter market or in negotiated transactions. See the section entitled “Plan of Distribution” on page 24 of this prospectus. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement, which will accompany this prospectus. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a prospectus supplement. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DHT.”

Investing in our securities involves risk. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2011.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities Exchange Commission, or the “Commission,” using a shelf registration process. Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $300 million. This prospectus provides you with a general description of the securities that may be offered by us. Each time we sell securities, we are required to provide you with this prospectus, as well as a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement, together with all additional information described in the section entitled “Where You Can Find Additional Information” on page 48 of this prospectus.

This prospectus does not contain all the information provided in the registration statement we have filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described in the section entitled “Where You Can Find Additional Information” on page 48 of this prospectus.

PROSPECTUS SUMMARY

Before investing in our securities, you should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference for a more complete understanding of our business and this offering. You should pay special attention to the section entitled “Risk Factors” on page 11 of this prospectus, as well as our financial statements and the related notes.

Unless we specify otherwise, all references in this prospectus to our “business,” “vessels” or “fleet” refer to (i) the seven vessels comprising our initial fleet, or the “Initial Vessels”, that we acquired simultaneously with the closing of our initial public offering, or “IPO,” on October 18, 2005, (ii) the four vessels that we acquired subsequent to our IPO and (iii) the one vessel that we have chartered in.  Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and “our company” refer to DHT Holdings, Inc. and its subsidiaries. All references in this prospectus to our subsidiary, “DHT Maritime,” refer to DHT Maritime, Inc.  Our company’s functional currency is the U.S. dollar.  All of our revenues and most of our operating costs are in U.S. dollars.  All references in this prospectus to “$” and “dollars” refer to U.S. dollars.

Our Company

We currently operate a fleet of 12 double-hull crude oil tankers, of which 11 are wholly-owned by the company and one is chartered in from an unaffiliated third party. The fleet consists of six VLCCs, two Suezmax tankers and four Aframax tankers. Eight of the vessels are on time charters, two are on long-term bareboat charters and two are operating in the Tankers International Pool.

VLCCs are tankers ranging in size from 200,000 to 320,000 deadweight tons, or “dwt,” Suezmaxes are tankers ranging in size from 130,000 to 200,000 dwt and Aframaxes are tankers ranging in size from 80,000 to 120,000 dwt. The fleet operates on international routes and has a combined carrying capacity of 2,566,470 dwt and an average age of approximately 11 years.

On October 18, 2005, we acquired our Initial Vessels, which have since been on charter to subsidiaries of Overseas Shipholding Group, Inc., or “OSG”. In addition to the base rate we receive under these charters, we also have the opportunity to earn additional hire through profit sharing agreements. These charters commenced on the delivery of the Initial Vessels to us and provide the charterers with various options for extending the duration of the charters for increments of one, two or three years, up to a maximum of four, six or eight years, depending on the vessel, from the initial expiration date.

On December 4, 2007 and January 28, 2008, respectively, we acquired two Suezmax tankers and, upon delivery, bareboat chartered these vessels to subsidiaries of OSG for fixed terms of seven years and ten years, respectively.

On November 26, 2008, we entered into an agreement with OSG whereby OSG exercised options to extend the charters of the Initial Vessels. For two of the vessels, the charters were extended for 18 months following the expiry of the initial charter periods in October 2010 and for five of the vessels, the charters were extended for 12 months following the expiry of the initial charter periods between April 2011 and April 2012.

In December 2010, we entered into an agreement to acquire a 1999-built VLCC for $55.0 million, named the DHT Phoenix. The vessel was delivered in the first quarter of 2011 and is employed in the Tankers International Pool.

In March 2011, we entered into an agreement to acquire a 2002-built VLCC for $67.0 million, named the DHT Eagle. The vessel was delivered in May 2011 when it commenced a two-year time charter at $32,300 net per day.

In May 2011, we agreed to charter in a 2003-built VLCC at $27,000 per day for 18 months with a continuous purchase option. The vessel was delivered in May 2011 and is employed in the Tankers International Pool.

Prior to the first quarter of 2011, we outsourced all technical ship management functions to Tanker Management Ltd., or “Tanker Management”, a subsidiary of OSG. With the delivery of the DHT Phoenix, DHT commenced a new relationship with Goodwood Ship Management Pte Ltd, or “Goodwood”, of Singapore. Goodwood is currently responsible for the technical management of the DHT Phoenix, DHT Eagle, DHT Regal (formerly Overseas Regal), DHT Ann (formerly Overseas Ann) and DHT Chris (formerly Overseas Chris), while the Overseas Cathy, Overseas Sophie, Overseas Rebecca and Overseas Ania remain under management by Tanker Management.

2010 Restructuring

The predecessor to DHT Holdings, Inc., DHT Maritime, was incorporated under the name of Double Hull Tankers, Inc. in April 2005 under the laws of the Marshall Islands. In June 2008, the stockholders voted to approve an amendment to DHT Maritime’s articles of incorporation to change its name to DHT Maritime, Inc. On February 12, 2010, DHT Holdings, Inc. was incorporated under the laws of the Marshall Islands. On March 1, 2010, DHT Maritime effected a series of transactions, or the “2010 Transactions,” that resulted in DHT Holdings, Inc. becoming the publicly held parent company of DHT Maritime. As a result, DHT Holdings, Inc. became the successor issuer to DHT Maritime pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” In connection with the 2010 Transactions, each stockholder of DHT Maritime common stock on March 1, 2010 received one share of DHT Holdings, Inc. common stock for each share of DHT Maritime common stock held by such stockholder on such date. Following the 2010 Transactions, shares of DHT Maritime no longer trade on the New York Stock Exchange, or “NYSE.”  Instead, shares of DHT Holdings, Inc. common stock now trade on the NYSE under the ticker symbol “DHT,” which is the same ticker symbol of DHT Maritime. Our principal executive offices are located at 26 New Street, St. Helier, Jersey, Channel Islands, JE2 3RA and our telephone number at that address is +44 (0) 1534 639759. Our website address is www.dhtankers.com. The information on our website is not a part of this prospectus.

Our Fleet

The following table presents certain information regarding our vessels:

Vessel	Year built	Yard	Dwt	Current flag	Classification society
VLCC
DHT Ann	2001	Hyundai*	309,327	Marshall Islands	Lloyds
DHT Chris	2001	Hyundai*	309,825	Marshall Islands	Lloyds
DHT Regal	1997	Universal**	309,966	Marshall Islands	ABS
DHT Phoenix	1999	Daewoo***	307,151	Marshall Islands	Lloyds
DHT Eagle	2002	Samsung****	309,064	Marshall Islands	DNV
Venture Spirit(1)	2003	Universal**	298,287	Hong Kong	BV
Suezmax
Overseas Newcastle	2001	Hyundai*	164,626	Marshall Islands	ABS
Overseas London	2000	Hyundai*	152,923	Marshall Islands	DNV
Aframax
Overseas Cathy	2004	Hyundai*	112,028	Marshall Islands	ABS
Overseas Sophie	2003	Hyundai*	112,045	Marshall Islands	ABS
Overseas Rebecca	1994	Hyundai*	94,873	Marshall Islands	ABS
Overseas Ania	1994	Hyundai*	94,848	Marshall Islands	ABS
(1)          Chartered in vessel for which we have a continuous right to purchase for the duration of the charter.
*            Hyundai Heavy Industries Co., South Korea
**          Universal Shipbuilding Corp. (formerly Hitachi Zosen Corp.), Japan
***        Daewoo Heavy Industries Co., South Korea
****     Samsung Heavy Industries Co., South Korea

Employment

The following table presents certain features of our charters:

Vessel	Base charter hire rate ($/day)	Current charter rate ($/day)	Expiry of current rate	“Agreed Extension” rate ($/day)	Expiry of “Agreed Extension” period	Maximum continuous extension periods up to (year)
VLCC
DHT Ann (1) (4)	38,100	38,100(5)	April 16, 2012	33,500(5)	April 16, 2013	2020
DHT Chris (1) (4)	38,100	38,100(5)	October 16, 2011	33,500(5)	October 16, 2012	2019
DHT Eagle		32,300	May 28, 2013
DHT Phoenix		Pool (6)
DHT Regal (1) (4)	38,100	33,100(5)	April 16, 2012			2017
Venture Spirit (7)		Pool (6)
Suezmax
Overseas Newcastle (3)		25,343(2)	December 4, 2014
Overseas London		26,630(2)	January 28, 2018
Aframax
Overseas Cathy (1) (4)	25,400	25,400(5)	January 16, 2012	20,700(5)	January 16, 2013	2020
Overseas Sophie (1) (4)	25,400	20,400(5)	July 16, 2012			2019
Overseas Ania (1) (4)	19,400	19,400(5)	April 16, 2012			2015
Overseas Rebecca (1) (4)	19,400	19,400(5)	April 16, 2012			2015

1)
The Initial Vessels. The charter hire for the Initial Vessels consists of base hire and additional hire.  Additional hire, if any, is equal to 40% of earnings in excess of the base charter hire.  The additional hire is calculated on an aggregate basis for the Initial Vessels and is paid quarterly in arrears.

2)	Bareboat charter rates.

3)
With respect to the Overseas Newcastle, the charterer has agreed to pay us, in addition to base hire, additional hire equal to 33% of the average revenue that the vessel earns for the charterer (averaged on a rolling four-quarter basis) in excess of a time charter equivalent rate of $34,000 per day.

4)
Each such vessel may, at the option of the charterer, be renewed on one or more successive occasions for periods of one, two or three years. The charterer must exercise its renewal option in writing at least 90 days prior to expiration of the existing charter period. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a base charter rate that is equal to (i) 5% above the one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel’s class, as assessed by a shipbrokers’ panel, or (ii) the base hire rate set forth in the charter.

5)
With respect to the charters for the Initial Vessels which were extended on November 26, 2008, the charters for the Overseas Rebecca and the Overseas Ania were extended for 18 months after the initial charter periods expired in October 2010 at the base charter rate. With regards to the remaining five of the Initial Vessels, the charters were extended for 12 months after the initial charter periods expire between April 2011 and April 2012, with the base charter hire rate for the declared extension periods being either the base charter rate stipulated in the applicable charter or, if the one-year time charter rate is lower, a base rate which is no more than USD 5,000 per day below the base charter rate stipulated in the charters.

6)	Employed in the Tankers International Pool.

7)
The Venture Spirit, which was delivered on May 16, 2011, is time chartered in for a period of 16 to 18 months at a rate of $27,000 per day.  We have a continuous option during the charter to purchase the vessel at $65.0 million for the first six-month period, $66.0 million for the second six-month period and $67.0 million for the third six-month period. The vessel is employed in the Tankers International Pool.

Technical Management of Our Fleet

The following is a summary of how we organize our ship management activities. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the ship management agreements. Because the following is only a summary, it does not contain all information that you may find useful.

We uphold a policy of high quality operations. Our management company in Norway, DHT Management AS, supervises the third party technical managers.  The third party technical managers are responsible for the technical operation and upkeep of the vessels, including crewing, maintenance, repairs and dry-dockings, maintaining required vetting approvals and relevant inspections, and ensuring our fleet complies with the requirements of classification societies as well as relevant governments, flag states, environmental and other regulations.  Under the ship management agreements, each vessel subsidiary pays the actual cost associated with the technical management and an annual management fee for the relevant vessel.  We currently have two ship management providers; Tanker Management and Goodwood.

We place the insurance requirements related to our fleet with mutual clubs and underwriters through insurance brokers. Such requirements include, but are not limited to, marine hull and machinery insurance, protection and indemnity insurance (including pollution risks and crew insurances), war risk insurance, loss of hire insurance and charterer’s liability insurance. Each vessel subsidiary pays the actual cost associated with the insurance placed for the relevant vessel. For vessels on bareboat charters, the charterer is responsible for all technical management of the vessel, including vessel insurance. Our two Suezmaxes are on bareboat charters and we do not incur any operating costs associated with these vessels, since under a bareboat charter arrangement the charterer is responsible for paying all costs of operating the vessel, including voyage, vessel expenses and the cost of drydocking.

Dividends

For each of the first two quarters of 2011, we paid a dividend of $0.10 per share. The timing and amount of future dividend payments will be determined by our board of directors and will depend on, among other things, our cash earnings, financial condition, cash requirements and other factors. The amount of dividends, if any, could be affected by various factors, including our cash earnings, financial condition and cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, a change in our dividend policy, additional borrowings or future issuances of securities, many of which will be beyond our control.

Our ability to pay dividends is limited by Marshall Islands law. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent by the payment of such dividends.

Our Credit Facilities

The following summary of the material terms of our secured credit facilities is qualified by reference to all provisions of the loan agreements. We are a holding company and have no significant assets other than cash and the equity interests in our subsidiaries. Our subsidiaries own all of our vessels, other than one VLCC that we have chartered in, and payments under the charters and from commercial pools are made to our subsidiaries.

The table below illustrates the repayment structure for our outstanding credit facilities (dollars in thousands):

Year	RBS Credit Facility	DHT Phoenix Credit Facility	DHT Eagle Credit Facility	Total Bank Borrowings
2011	-	$1,219	$1,250	$2,469
2012	4,296	2,438	2,500	9,234
2013	26,604	2,437	2,500	31,541
2014	36,300	2,437	2,500	41,238
2015	36,300	2,437	2,500	41,238
2016	36,300	15,922	22,250	74,472
Thereafter	126,200			126,200
Total	$266,000	$26,891	$33,500	$326,391

DHT Maritime, Inc.

On October 18, 2005, DHT Maritime, a wholly-owned subsidiary of ours, and its subsidiaries entered into a $401.0 million secured credit facility with the Royal Bank of Scotland, or “RBS”, for a term of ten years, with no principal amortization for the first five years (the “RBS Credit Facility”). The RBS Credit Facility consisted of a $236.0 million term loan, a $150.0 million vessel acquisition facility and a $15.0 million working capital facility. DHT Maritime is the borrower under the RBS Credit Facility and DHT Maritime’s vessel-owning subsidiaries are the sole guarantors of its performance thereunder.

DHT Maritime borrowed the entire amount available under the term loan upon the completion of our IPO to fund a portion of the purchase price for the Initial Vessels that were acquired from OSG. On November 29, 2007, DHT Maritime amended the RBS Credit Facility to increase the total commitment thereunder by $19.0 million to $420.0 million. Under the terms of the RBS Credit Facility, the previous $15.0 million working capital facility and $150.0 million vessel acquisition facility were cancelled and replaced with a new $184.0 million vessel acquisition facility, which was used to fund the entire purchase price of our two Suezmax tankers, the Overseas Newcastle and the Overseas London. Following delivery of the Overseas London on January 28, 2008, the acquisition facility was fully drawn.

Borrowings under the initial $236.0 million term loan bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition portion of the secured credit facility bear interest at an annual rate of LIBOR plus a margin of 0.85%.

As of June 30, 2011, the outstanding amount under the RBS Credit Facility was $266 million and is repayable with one installment of $0.3 million on July 18, 2012, two quarterly installments of $4.0 million from October 18, 2012 to January 18, 2013, one installment of $4.4 million on April 18, 2013, 16 quarterly installments of $9.075 million from July 18, 2013 to April 18, 2017 and a final payment of $108.1 million on July 18, 2017.

The RBS Credit Facility is secured by, among other things, a first priority mortgage and assignment of charter hire guarantees on each of the vessels that are owned by DHT Maritime’s subsidiaries and a pledge of the balances in certain bank accounts on each of the vessels that are owned by DHT Maritime’s subsidiaries.

The RBS Credit Facility Agreement contains covenants that prohibit DHT Maritime and each of its subsidiaries from, among other things, incurring additional indebtedness without the prior consent of the lenders, permitting liens on assets, merging or consolidating with other entities or transferring all or substantially all of their assets to another person and paying dividends if the charter-free market value of the vessels that secure their obligations under the secured credit facility is less than 135% of their borrowings under the secured credit facility plus the actual or notional cost of terminating any interest rates swaps that they enter.

The RBS Credit Facility Agreement also contains a financial covenant requiring that at all times the charter-free market value of the vessels that secure DHT Maritime’s and its subsidiaries’ obligations under the secured credit facility be no less than 120% of their borrowings under the secured credit facility plus the actual or notional cost of terminating any of their interest rates swaps.

DHT Phoenix, Inc.

On February 25, 2011 DHT Phoenix, Inc., a wholly-owned subsidiary of DHT Holdings, Inc., entered into a $27.5 million secured credit facility with DVB Bank, SE, London Branch Agent for a term of five years (the “DHT Phoenix Credit Facility”). The DHT Phoenix Credit Facility is guaranteed by DHT Holdings, Inc. Borrowings under the DHT Phoenix Credit Facility bear interest at an annual rate of LIBOR plus a margin of 2.75%.

The full amount of the DHT Phoenix Credit Facility was borrowed on March 1, 2011 and is repayable in 19 quarterly installments of $0.6 million from June 1, 2011 to December 1, 2015 and a final payment of $15.9 million on March 1, 2016. In addition, DHT Phoenix, Inc. is required to apply one third of quarterly free cash flow after debt repayments to prepay up to an aggregate amount of $2.0 million over the term of the loan. These prepayments will be applied to reduce the final payment.

The DHT Phoenix Credit Facility is secured by, among other things, a first priority mortgage on the DHT Phoenix, a first priority assignment of the insurance proceeds, earnings, charter rights and requisition compensation, a first priority pledge of the balances of DHT Phoenix, Inc.’s bank accounts, a first priority pledge of all the issued shares of DHT Phoenix, Inc. and a guarantee and indemnity granted by DHT Holdings, Inc. The DHT Phoenix Credit Facility contains covenants that prohibit DHT Phoenix, Inc. from, among other things, incurring additional indebtedness without the prior consent of the lender, permitting liens on assets, merging or consolidating with other entities or transferring all or substantially all of their assets to another person.

The DHT Phoenix Credit Facility also contains a covenant requiring that at all times the charter-free market value of the vessel that secures DHT Phoenix, Inc.’s obligations under the credit facility be no less than 130% of their borrowings under the DHT Phoenix Credit Facility.

The DHT Phoenix Credit Facility is guaranteed by DHT Holdings, Inc. and DHT Holdings, Inc. covenants that, throughout the term of the DHT Phoenix Credit Facility, we shall maintain, on a consolidated basis, unencumbered cash of at least $20.0 million, value adjusted tangible net worth of at least $100.0 million and value adjusted tangible net worth of no less than 25% of the value adjusted total assets.

DHT Eagle, Inc.

On May 24, 2011 DHT Eagle, Inc., a wholly-owned subsidiary of DHT Holdings, Inc., entered into a $33.5 million secured credit facility with DnB NOR Bank ASA as agent for a term of five years (the “DHT Eagle Credit Facility”). The DHT Eagle Credit Facility is guaranteed by DHT Holdings, Inc. Borrowings under the credit facility bear interest at an annual rate of LIBOR plus a margin of 2.50%.

The full amount of the DHT Eagle Credit Facility was borrowed on May 27, 2011 and is repayable in 19 quarterly installments of $625,000 from August 27, 2011 to February 27, 2016 and a final payment of $21.6 million on May 27, 2016.

The DHT Eagle Credit Facility is secured by, among other things, a first priority mortgage on the DHT Eagle, a first priority assignment of earnings, insurances and intercompany claims, a first priority pledge of the balances of DHT Eagle, Inc.’s bank accounts, a first priority pledge over the shares in DHT Eagle, Inc., a guarantee and indemnity granted by DHT Holdings, Inc., a technical manager’s undertaking and a swap agreement assignment. The DHT Eagle Credit Facility contains covenants that prohibit DHT Eagle, Inc. from, among other things, incurring additional indebtedness without the prior consent of the lender, permitting liens on assets, merging or consolidating with other entities or transferring all or any substantial part of their assets to another person.

The DHT Eagle Credit Facility also contains a covenant requiring that at all times the charter-free market value of the vessel that secures DHT Eagle, Inc.’s obligations under the credit facility be no less than 130% of their borrowings under the DHT Eagle Credit Facility.

The DHT Eagle Credit Facility is guaranteed by DHT Holdings, Inc. and DHT Holdings, Inc. covenants that, throughout the term of the credit facility, we shall maintain, on a consolidated basis, unencumbered cash of at least $20 million, value adjusted tangible net worth of at least $100 million and value adjusted tangible net worth of no less than 25% of the value adjusted total assets.

Withdrawal of Exchange Offer for Saga Tankers

Pursuant to the Transaction Agreement entered into on May 31, 2011 with Saga Tankers ASA, or “Saga”, we commenced an exchange offer on July 6, 2011 for all of Saga’s outstanding shares.  On August 5, 2011, following expiry of the extended offer period, we withdrew the exchange offer as certain of the closing conditions in the Transaction Agreement were not satisfied.  For more information, please see the Form CB/A and exhibits thereto furnished to the Commission on August 5, 2011.

 RISK FACTORS

We have identified a number of risk factors which you should consider before buying the securities described in this prospectus.  In addition, you should carefully consider any risks set forth under the heading “Risk Factors” in the accompanying prospectus supplement before investing in the securities offered by this prospectus. If the events discussed in the risk factors referred to above occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In such a case, the market price of our common stock could decline and you may lose part or all of your investment.

RISKS RELATING TO OUR COMPANY

We may not pay dividends in the future.

The timing and amount of future dividends, if any, could be affected by various factors, including our earnings, financial condition and anticipated cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, including insurance premiums, a change in our dividend policy, increased borrowings, increased interest payments to service our borrowings, future issuances of securities or the other risks described in this section of the prospectus, many of which may be beyond our control.

In addition, our dividend is subject to change at any time at the discretion of our board of directors and our board of directors may elect to change our dividend by establishing a reserve for, among other things, the repayment of our secured credit facilities or to help fund the acquisition of a vessel.  Our board of directors may also decide to establish a reserve to repay indebtedness if, as the maturity of our indebtedness approaches, we are no longer able to generate cash flows from our operating activities in amounts sufficient to meet our debt obligations and it becomes clear that refinancing terms, or the terms of a vessel sale, are unacceptable or inadequate.  If our board of directors were to establish such a reserve, the amount of cash available for dividend payments would decrease by the amount of the reserve.  In addition, our ability to pay dividends is limited by Marshall Islands law.  Marshall Islands law generally prohibits the payment of dividends other than from surplus and while a company is insolvent or if a company would be rendered insolvent by the payment of such dividends.

Restrictive covenants in the secured credit facilities may impose financial and other restrictions on us and our subsidiaries.

We are a holding company and have no significant assets other than cash and the equity interests in our subsidiaries.  Our subsidiaries own all of our vessels, except for one VLCC that is chartered in.  Our subsidiaries have entered into secured credit facilities with financial institutions, which impose certain operating and financial restrictions on us and our subsidiaries.  These restrictions may limit our and our subsidiaries’ ability to, among other things: pay dividends, incur additional indebtedness, change the management of vessels, permit liens on their assets, sell vessels, merge or consolidate with, or transfer all or substantially all of their assets to, another person, enter into certain types of charters and enter into a line of business.

Therefore, we may need to seek permission from the lenders under the secured credit facilities in order to engage in certain corporate actions.  The lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain their permission when needed.

We cannot assure you that we will be able to refinance our indebtedness incurred under the secured credit facilities.

In the event that we are unable to service our debt obligations out of our operating activities, we may need to refinance our indebtedness and we cannot assure you that we will be able to do so on terms that are acceptable to us or at all.  The actual or perceived tanker market and credit quality of our charterers, any defaults by them and the market value of our fleet, among other things, may materially affect our ability to obtain new debt financing.  In addition, certain of our  charters include provisions that will generally require us to use our best efforts to (i) negotiate security provisions with future lenders that would allow the charterers to continue their use of our vessels so long as they comply with their charters, regardless of any default by us under the loan agreement or the charters and (ii) arrange for future lenders to allow the charterers to purchase their loans and any related security at par if the borrower defaults on its obligations under its charters or loans.  These provisions may make it more difficult for us to obtain acceptable financing in the future, increase the costs of any such financing to us or increase the time that it takes to refinance our indebtedness.  If we are unable to refinance our indebtedness, we may choose to issue securities or sell certain of our assets in order to satisfy our debt obligations.  If we are unable to meet our debt obligations for any reason, our lenders could declare their debt, together with accrued interest and fees, to be immediately due and payable and foreclose on vessels in our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

We are highly dependent on our charterers.

Ten of our 12 vessels are on charter, of which nine are on charter to OSG, pursuant to either time charters or bareboat charters.  The charterers’ payments to us under these charters are a major source of revenue and we are highly dependent on the performance by the charterers of their obligations under the charters.  Any failure by the charterers to perform their obligations would materially and adversely affect our business, financial position and cash available for the payment of dividends.  Our stockholders do not have any direct recourse against our charterers, including OSG.

We may have difficulty managing our planned growth.

We intend to grow our fleet by acquiring additional vessels in the future.  Our future growth will primarily depend on:

●	locating and acquiring suitable vessels;

●	identifying and consummating acquisitions or joint ventures;

●	adequately employing any acquired vessels;

●	managing our expansion; and

●	obtaining required financing on acceptable terms.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure.  We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

Certain agreements between us and OSG and its affiliates may be less favorable than agreements that we could obtain from unaffiliated third parties.

The memoranda of agreement, time charters and other contractual agreements we have with OSG and its affiliates with respect to our Initial Vessels were made in the context of an affiliated relationship and were negotiated in the overall context of the public offering of our shares, the purchase of our Initial Vessels and other related transactions.  Because our predecessor was a wholly-owned subsidiary of OSG prior to the completion of our IPO, the negotiation of the memoranda of agreement, the time charters for our Initial Vessels, the original ship management agreements and our other contractual arrangements may have resulted in prices and other terms that are less favorable to us than terms we might have obtained in arm’s length negotiations with unaffiliated third parties for similar services.

Our charters begin to expire in 2012 and we may not be able to re-charter or employ our vessels profitably.

The charter periods for seven of our vessels on charter to OSG can, in OSG’s sole discretion, be extended for additional one-, two- or three-year periods.  We cannot predict whether OSG, or any of our other charterers, will exercise their extension options under one or more of the time charters.  The charterers do not owe any fiduciary or other duty to us or our stockholders in deciding whether to exercise the extension options, and the charterers’ decisions may be contrary to our interests or those of our stockholders.

We cannot predict at this time any of the factors that the charterers will consider in deciding whether to exercise any extension options under the charters.  It is likely, however, that the charterers would consider a variety of factors, which may include the age and specifications of the chartered vessel, whether the vessel is surplus or suitable to the charterers’ requirements and whether more competitive charter hire rates are available to the charterers in the open market at that time.

If a charterer were to renew a charter, the renewal charter rate could be lower than the charter rate in existence prior to the renewal.  Furthermore, if our charters were to be extended further, we would not be able to take full advantage of more favorable spot market rates, should they exist at the time of renewal.  As a result, the amounts that we have available, if any, to pay distributions to our stockholders could be significantly reduced.

If the charterers decide not to further extend our current time charters, we may not be able to re-charter our vessels on terms similar to the terms of our charters.  We may also employ the vessels on the spot charter market, which is subject to greater rate volatility than the long-term time charter market.  If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, the amounts that we have available, if any, to pay distributions to our stockholders may be significantly reduced or eliminated.

Our vessels that currently operate in pools may cease operating in those pools.

Four of our five wholly-owned VLCCs and the VLCC that we have chartered in currently participate directly or indirectly in the Tankers International Pool.  Our two Suezmax vessels participate indirectly in the Suezmax International Pool and two of our four Aframaxes currently participate indirectly in the Aframax International Pool.  In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance.  Under several of our charter arrangements, we are entitled to share in the revenues that the charterers realize from operating the vessels in these pools in excess of the basic hire paid to us.  Pooling arrangements are intended to maximize tanker utilization.  We cannot assure you that the charterers will continue to use pooling arrangements for those vessels or any of the vessels it manages and we cannot assure you that any additional vessels we acquire would operate in pools.  Further, because the charterers voluntarily participate in the pools, we cannot predict whether the pools in which the vessels participate will continue to exist in the future.  In addition, the European Union has adopted rules which substantially reform the way it regulates traditional agreements for maritime services from an antitrust perspective.  These changes may alter the way the pools are operated.  If for any reason any of our vessels cease to participate directly or indirectly in a pooling arrangement or the pooling arrangements are significantly restricted, their utilization rates could fall and the amount of additional hire paid could decrease, either of which could have an adverse affect on our results of operations and our ability to pay dividends.

Under the ship management agreements for our vessels, our operating costs could materially increase.

The technical management of our vessels is handled by third parties.  Under the Initial Vessels’ old ship management agreements, we paid a fixed daily fee for the cost of the vessels’ operations, including scheduled drydockings, for each vessel.  However, under our Initial Vessels’ new ship management agreements and our Goodwood ship management agreements, we pay the actual cost related to the technical management of our vessels, plus an additional management fee.  The amounts that we have available, if any, to pay distributions to our stockholders could be significantly impacted by changes in the cost of operating our vessels.

When a tanker changes ownership and/or technical management, it may lose customer approvals.

Most users of seaborne oil transportation services will require vetting of a vessel before it is approved to service their account. This represents a risk to our company as it may be difficult to efficiently employ the vessel until such vettings are in place. Most users of seaborne oil transportation services conduct inspection and assessment of vessels on request from owners and technical managers.  Such inspections must be carried out regularly for a vessels to have valid approvals from such users of seaborne oil transportation services.  Whenever a vessel changes ownership and/or its technical manager, it loses its approval status and must be re-inspected and re-assessed by such users of seaborne oil transportation services.

OSG’s other business activities may create conflicts of interest.

Under our time charters with OSG, we are entitled to receive variable additional hire in amounts based on whether a vessel is part of a pooling arrangement, is subchartered by the charterer under a time charter or is used on the spot market.  While the Overseas Ania and the Overseas Rebecca left the Aframax International Pool in July 2008 and July 2009, respectively, we expect OSG to continue to operate three of our VLCCs in the Tankers International Pool, our two Suezmaxes in the Suezmax International pool and two of our four Aframaxes in the Aframax International Pool.  When operated in a pool, chartering decisions are made by the pool manager and vessel earnings are based on a formula designed to allocate the pool’s earnings to vessel owners based on attributes of the vessels they contributed, rather than amounts actually earned by those vessels.  For these reasons, it is unlikely that a conflict of interest will arise with respect to our Initial Vessels between us and OSG while such vessels are operated in a pool.  However, if OSG withdraws from a pool or any further vessels cease operating in a pool for any other reasons, chartering decisions will effectively be made by OSG.  Although our time charter arrangements expressly prohibit OSG from giving preferential treatment to any of the other vessels owned, managed by or under the control of OSG or its affiliates when sub-chartering any of our vessels, conflicts of interest may arise between us and OSG in the allocation of chartering opportunities that could reduce our additional hire, particularly if our vessels are sub-chartered by OSG in the time charter market outside of a pool.  The Overseas Ania and the Overseas Rebecca, which left the Aframax International Pool in July 2008 and July 2009, respectively, are currently re-chartered to OSG Lightering, a subsidiary of OSG, until April 2012 at daily rates of $19,700, respectively, which rate also serves as the basis for the fleet wide four quarter rolling profit sharing calculation.  We are also entitled to receive additional hire with respect to one of our Suezmaxes, the Overseas Newcastle, which is operating in the Suezmax International Pool.

We and our subsidiaries are subject to restrictions in certain financing agreements that impose constraints on our operating and financing flexibility.

Our wholly-owned subsidiary, DHT Maritime, and its subsidiaries have entered into the RBS Credit Facility, under which there was approximately $266 million outstanding as of June 30, 2011.  DHT Maritime and its subsidiaries are required to apply a substantial portion of their cash flow from operations to the payment of interest on borrowings under the RBS Credit Facility, which is secured by, among other things, mortgages over the nine vessels owned by DHT Maritime’s subsidiaries, assignments of earnings and insurances and pledges over certain bank accounts, requires that DHT Maritime and its subsidiaries comply with various operating covenants and maintain certain financial ratios, including that the charter-free market value of the vessels that secure the RBS Credit Facility be no less than 120% of borrowings plus the actual or notional cost of terminating any outstanding swap agreements to satisfy collateral maintenance requirements and that the charter-free market value of the vessels that secure the RBS Credit Facility be no less than 135% of borrowings plus the actual or notional cost of terminating any swap agreement that is entered into to pay dividends.

In the first half of 2011, our subsidiaries entered into two secured loan agreements totaling $61 million in connection with the acquisition of the DHT Phoenix and DHT Eagle.  The obligations under these secured loan agreements are guaranteed by us.  The secured loan agreements, which are secured by, among other things, mortgages over the vessels, assignments of earnings and insurances and pledges over certain bank accounts, require that (i) the borrowers comply with various operating covenants and maintain certain financial ratios, including that the fair market value of the vessel that secures the relevant secured loan agreement be no less than 130% of borrowings plus the actual or notional cost of terminating any outstanding swap agreements to satisfy collateral maintenance requirements and (ii) we shall at all times have, on a consolidated basis, adjusted tangible net worth of $100 million, unencumbered consolidated cash of at least $20 million and adjusted tangible net worth shall be at least 25% of value adjusted total assets.

We pay a floating rate of interest under our secured credit facilities.  We have in place an interest rate swap in an amount of $65 million under which we pay a rate, including interest margin, of 5.95% until January 18, 2013.

We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.

We are a holding company and have no significant assets other than cash and the share holdings in our subsidiaries.  Our ability to pay dividends depends on the performance of our subsidiaries and their ability to distribute funds to us.  Our ability or the ability of our subsidiaries to make these distributions are subject to restrictions contained in our subsidiaries’ financing agreements and could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law which regulates the payment of dividends by companies.  If we are unable to obtain funds from our subsidiaries, we may not be able to pay dividends.

Certain adverse U.S. federal income tax consequences could arise for U.S. stockholders.

A foreign corporation will be treated as a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes if either (i) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (ii) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. stockholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, U.S. holders who are individuals would not be eligible for the maximum 15% preferential tax rate on qualified dividends.

In this regard, we believe it is more likely than not that the gross income we derive or are deemed to derive from our time chartering activities is properly treated as services income, rather than rental income. Assuming this is correct, our income from our time chartering activities would not constitute “passive income,” and the assets we own and operate in connection with the production of that income would not constitute passive assets. Consequently, based on our operations, we believe that it is more likely than not that we are not currently a PFIC.

There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income earned in connection with the performance of services. The U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Internal Revenue Code of 1986, as amended, or the “Code,” income derived from certain time chartering activities should be treated as rental income rather than services income. In recent guidance, however, the Internal Revenue Service, or the “IRS,” states that it disagrees with the holding of the Fifth Circuit case, and specifies that time charters should be treated as services income. We have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with the position that we are not a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, no assurance can be given that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. stockholders will face adverse U.S. federal income tax consequences. Under the PFIC rules, unless those stockholders make an election available under the Code, such stockholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income upon the receipt of excess distributions and upon any gain from the disposition of our common stock, with interest payable on such tax liability as if the excess distribution or gain had been recognized ratably over the stockholder’s holding period of our common stock. The 15% maximum tax rate for individuals would not be available for this calculation.

Our operating income could fail to qualify for an exemption from U.S. federal income taxation, which will reduce our cash flow.

Under the Code, 50% of our gross income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source gross transportation income and is subject to a 4% U.S. federal income tax without allowance for any deductions, unless we qualify for exemption from such tax under Section 883 of the Code.  Based on our review of the applicable Securities and Exchange Commission (“Commission”) documents, we believe that we qualify for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes.

However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in the future.  For example, we might not qualify for this exemption if stockholders with a 5% or greater interest in our common stock were to collectively own 50% or more of the outstanding shares of our common stock on more than half the days during the taxable year.

If we are not entitled to this exemption for a taxable year, we would be subject in that year to a 4% U.S. federal income tax on such shipping income.  This could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders.

We may be subject to taxation in the United Kingdom, which could have a material adverse effect on our results of operations.

If we were considered to be a resident of the United Kingdom or to have a permanent establishment in the United Kingdom, all or a part of our profits could be subject to UK corporate tax.  We intend to operate in a manner so that we do not have a permanent establishment in the United Kingdom and so that we are not resident in the United Kingdom, including by locating our principal place of business outside the United Kingdom, requiring our executive officers to be outside of the United Kingdom when making any material decision regarding our business or affairs and by holding all of our board of directors meetings outside of the United Kingdom.  However, because certain of our directors reside in the United Kingdom, and because UK statutory and case law fail to definitively identify the activities that constitute a trade being carried on in the United Kingdom through a permanent establishment, the UK taxing authorities may contend that we are subject to UK corporate tax.  If the UK taxing authorities made such a contention, we could incur substantial legal costs defending our position, and, if we were unsuccessful in our defense, our results of operations would be materially and adversely affected.

We may be subject to taxation in Norway, which could have a material adverse effect on our results of operations.

If we were considered to be a resident of Norway or to have a permanent establishment in Norway, all or a part of our profits could be subject to Norwegian corporate tax.  We intend to operate in a manner so that we do not have a permanent establishment in Norway and so that we are not deemed to reside in Norway, including by locating our principal place of business outside Norway, requiring our executive officers to be outside of Norway when making any material decision regarding our business or affairs and by holding all of our board of directors meetings outside of Norway. However, because certain of our directors reside in Norway and we have entered into a management agreement with our Norwegian subsidiary, DHT Management AS, the Norwegian tax authorities may contend that we are subject to Norwegian corporate tax. If the Norwegian tax authorities make such a contention, we could incur substantial legal costs defending our position, and, if we were unsuccessful in our defence, our results of operations would be materially and adversely affected.

RISKS RELATING TO OUR INDUSTRY

Vessel values and charter rates are volatile.  Significant decreases in values or rates could adversely affect our financial condition and results of operations.

The tanker industry historically has been highly cyclical. If the tanker industry is depressed in the future at a time when we may want to charter or sell a vessel, our earnings and available cash flow may decrease. Our ability to charter our vessels and the charter rates payable under any new charters will depend upon, among other things, the conditions in the tanker market at that time. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The highly cyclical nature of the tanker industry may lead to volatile changes in charter rates from time to time, which may adversely affect our earnings.

Factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable and may adversely affect the values of our vessels and result in significant fluctuations in the amount of revenue we earn, which could result in significant fluctuations in our quarterly or annual results.  The factors that influence the demand for tanker capacity include:

●	demand for oil and oil products, which affect the need for tanker capacity;

●	global and regional economic and political conditions which, among other things, could impact the supply of oil as well as trading patterns and the demand for various types of vessels;

●	changes in the production of crude oil, particularly by OPEC and other key producers, which impact the need for tanker capacity;

●	developments in international trade;

●	changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

●	environmental concerns and regulations;

●	weather; and

●	competition from alternative sources of energy.

The factors that influence the supply of tanker capacity include:

●	the number of newbuilding deliveries;

●	the scrapping rate of older vessels;

●	the number of vessels that are out of service; and

●	environmental and maritime regulations.

An oversupply of new vessels may adversely affect charter rates and vessel values.

If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase.  As of April 2011, the newbuilding order book equaled approximately 24% of the existing world tanker fleet measured in dwt or 18% measured in number of vessels.  We cannot assure you that the order book will not increase further in proportion to the existing fleet.  If the supply of tanker capacity increases and the demand for tanker capacity does not increase correspondingly, charter rates could materially decline and the value of our vessels could be adversely affected.

The amount of additional hire that we receive under some of our charter arrangements, if any, will generally depend on prevailing spot market rates, which are volatile.

The amount of additional hire is subject to variation depending on the charter hire earned by the charterers through their pooling arrangements or, if a vessel is not operated in a pool, charter rates in the time charter or spot charter markets, each of which is highly dependent on general tanker market conditions.  Additional hire, if any, is paid quarterly in arrears.  The amount of additional hire is subject to variation depending on the charter hire earned by the charterer in the time charter or spot charter markets, each of which is highly dependent on general tanker market conditions.  We cannot assure you that we will receive additional hire for any quarter.

Terrorist attacks and international hostilities can affect the tanker industry, which could adversely affect our business.

Terrorist attacks, the outbreak of war or the existence of international hostilities could damage the world economy, adversely affect the availability of and demand for crude oil and petroleum products and adversely affect our ability to re-charter our vessels on the expiration or termination of the charters and the charter rates payable under any renewal or replacement charters.  We conduct our operations internationally, and our business, financial condition and results of operations may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed.  Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war or international hostilities.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business and results of operations.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the Gulf of Aden off the coast of Somalia and the South China Sea. Throughout the period from 2008 to 2010, the frequency of piracy incidents against commercial shipping vessels increased significantly, particularly in the Gulf of Aden. For example, in November 2008, the M/V Sirius Star, a tanker not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth $100 million at the time of its capture. If these pirate attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was categorized in May 2008, premiums payable for insurance coverage could increase significantly and such coverage may be more difficult to obtain. In addition, crew costs, including costs in connection with employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, including the payment of any ransom we may be forced to make, which could have a material adverse effect on us. In addition, any of these events may result in a loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could negatively affect the trading price of our shares of common stock.

From time to time on charterers’ instructions, our vessels have called and may again call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or “CISADA”, which expanded the scope of the former Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as our company, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products.

Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our company. Additionally, some investors may decide to divest their interest, or not to invest, in our company simply because we do business with companies that do business in sanctioned countries. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common stock may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest or governmental actions in these and surrounding countries.

The value of our vessels may be depressed at a time when and in the event that we sell a vessel.

Tanker values have generally experienced high volatility.  Investors can expect the fair market value of our tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels and other modes of transportation.  In addition, as vessels age, they generally decline in value.  These factors will affect the value of our vessels at the time of any vessel sale.  If for any reason we sell a tanker at a time when tanker prices have fallen, the sale may be at less than the tanker’s carrying amount on our financial statements, with the result that we would also incur a loss on the sale and a reduction in earnings and surplus, which could reduce our ability to pay dividends.

The carrying values of our vessels may not represent their charter free market value at any point in time. The carrying values of our vessels held and used by us are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying value of a particular vessel may not be fully recoverable.

Vessel values may be depressed at a time when our subsidiaries are required to make a repayment under the secured credit facilities or when the secured credit facilities mature, which could adversely affect our liquidity and our ability to refinance the secured credit facilities.

In the event of the sale or loss of a vessel, each of the secured credit facilities requires us and our subsidiaries to prepay the facility in an amount proportionate to the market value of the sold or lost vessel compared with the total market value of all of our vessels financed under such credit facility before such sale or loss.  If vessel values are depressed at such a time, our liquidity could be adversely affected as the amount that we and our subsidiaries are required to repay could be greater than the proceeds we receive from a sale.  In addition, declining tanker values could adversely affect our ability to refinance our secured credit facilities as they mature, as the amount that a new lender would be willing to lend on the same terms may be less than the amount we owe under the expiring secured credit facilities.  Also, declining tanker values could result in our being required to make repayments under certain of the secured credit facilities in order to remain in compliance with the minimum value clause in other secured credit facilities.

We operate in the highly competitive international tanker market which could affect our financial position if the charterers do not renew our charters or we are unable to enter into new charters.

The operation of tankers and transportation of crude oil are extremely competitive.  Competition arises primarily from other tanker owners, including major oil companies, as well as independent tanker companies, some of whom have substantially larger fleets and substantially greater resources than we do.  Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to charterers.  We will have to compete with other tanker owners, including major oil companies and independent tanker companies, for charters.  Due in part to the fragmented tanker market, competitors with greater resources may be able to offer better prices than us, which could result in our achieving lower revenues from our vessels.

Compliance with environmental laws or regulations may adversely affect our business.

Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels’ registration.  Many of these requirements are designed to reduce the risk of oil spills and other pollution, and our compliance with these requirements can be costly.

These requirements can affect the resale value or useful lives of our vessels, require a reduction in carrying capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports.  Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or other hazardous substances from our vessels or otherwise in connection with our operations.  We could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with our current or historic operations.  Violations of or liabilities under environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.

We could incur significant costs, including cleanup costs, fines, penalties, third-party claims and natural resource damages, as the result of an oil spill or other liabilities under environmental laws.  The U.S. Oil Pollution Act of 1990, as amended, or the “OPA”, affects all vessel owners shipping oil to, from or within the United States.  The OPA allows for potentially unlimited liability without regard to fault for owners, operators and bareboat charterers of vessels for oil pollution in U.S. waters.  Similarly, the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which has been adopted by most countries outside of the United States, imposes liability for oil pollution in international waters.  The OPA expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution incidents occurring within their boundaries.  Coastal states in the United States have enacted pollution prevention liability and response laws, many providing for unlimited liability.

The OPA provides for the scheduled phase-out of all non double-hull tankers that carry oil in bulk in U.S. waters.  The International Maritime Organization, or the “IMO”, and the European Union also have adopted separate phase-out schedules applicable to single-hull tankers operating in international and EU waters.  These regulations will reduce the demand for single-hull tankers, force the remaining single-hull vessels into less desirable trading routes, increase the number of ships trading in routes open to single-hull vessels and could increase demands for further restrictions in the remaining jurisdictions that permit the operation of these vessels.  As a result, single-hull vessels are likely to be chartered less frequently and at lower rates.  Although all of our tankers are double-hulled, we cannot assure you that these regulatory programs will not apply to vessels acquired by us in the future.

In addition, in complying with the OPA, IMO regulations, EU directives and other existing laws and regulations and those that may be adopted, ship-owners may incur significant additional costs in meeting new maintenance and inspection requirements, developing contingency arrangements for potential spills and obtaining insurance coverage.  Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become more strict in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether.  For example, various jurisdictions are considering imposing more stringent requirements on air emissions, including greenhouse gases, and on the management of ballast waters to prevent the introduction of non-indigenous species that are considered to be invasive.  In recent years, the IMO and EU have both accelerated their existing non-double-hull phase-out schedules in response to highly publicized oil spills and other shipping incidents involving companies unrelated to us.  Future accidents can be expected in the industry, and such accidents or other events could be expected to result in the adoption of even stricter laws and regulations, which could limit our operations or our ability to do business and which could have a material adverse effect on our business and financial results.

The shipping industry has inherent operational risks, which could impair the ability of the charterers to make payments to us.

Our tankers and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, war, terrorism, piracy, environmental accidents and other circumstances or events.  In addition, transporting crude oil across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our vessels.  Any of these events could impair the ability of the charterers to make payments to us under our charters.

Our insurance coverage may be insufficient to make us whole in the event of a casualty to a vessel or other catastrophic event, or fail to cover all of the inherent operational risks associated with the tanker industry.

In the event of a casualty to a vessel or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred.  DHT Management AS, a subsidiary of ours, will be responsible for arranging insurance against those risks that we believe the shipping industry commonly insures against, and we are responsible for the premium payments on such insurance.  With respect to our vessels on bareboat charters, the charterer is responsible for arranging and paying insurance.  This insurance includes marine hull and machinery insurance, protection and indemnity insurance, which includes pollution risks and crew insurance, and war risk insurance.  DHT Management AS is also responsible for arranging loss of hire insurance in respect of each of our vessels except the vessels on bareboat charters, and we are responsible for the premium payments on such insurance.  This insurance generally provides coverage against business interruption for periods of more than 30 days per incident (up to a maximum of 120 days) per incident per year, following any loss under our hull and machinery policy.  We will not be reimbursed under the loss of hire insurance policies, on a per incident basis, for the first 30 days of off hire.  Currently, the amount of coverage for liability for pollution, spillage and leakage available to us on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is $1 billion per vessel per occurrence.  We cannot assure you that we will be adequately insured against all risks.  If insurance premiums increase, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet.  Additionally, our insurers may refuse to pay particular claims. Any significant loss or liability for which we are not insured could have a material adverse effect on our financial condition.  In addition, the loss of a vessel would adversely affect our cash flows and results of operations.

Maritime claimants could arrest our tankers, which could interrupt the charterers’ or our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages.  In many jurisdictions, a maritime lien-holder may enforce its lien by arresting a vessel through foreclosure proceedings.  The arrest or attachment of one or more of our vessels could interrupt the charterers’ or our cash flow and require us to pay a significant amount of money to have the arrest lifted.  In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner.  Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another vessel in our fleet.

Governments could requisition our vessels during a period of war or emergency without adequate compensation.

A government could requisition one or more of our vessels for title or for hire.  Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates.  Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances.  Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain.  Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

RISKS RELATING TO OUR COMMON STOCK

The market price of our common stock may be unpredictable and volatile.

The market price of our common stock may fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the tanker industry, market conditions in the tanker industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market.  The tanker industry has been unpredictable and volatile.  The market for common stock in this industry may be equally volatile.  Therefore, we cannot assure you that you will be able to sell any of our common stock you may have purchased at a price greater than or equal to the original purchase price.

Future sales of our common stock could cause the market price of our common stock to decline.

The market price of our common stock could decline due to sales of a large number of our shares in the market or the perception that such sales could occur.  This could depress the market price of our common stock and make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate, or at all.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated bylaws and by the Marshall Islands Business Corporations Act, or the “BCA.”  The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States.  However, there have been few judicial cases in the Marshall Islands interpreting the BCA, and the rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States.  Therefore, the rights of stockholders of the Marshall Islands may differ from the rights of stockholders of companies incorporated in the United States.  While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions that any particular U.S. court would reach or has reached.  Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction which has developed a relatively more substantial body of case law.

Our amended and restated bylaws restrict stockholders from bringing certain legal action against our officers and directors.

Our amended and restated bylaws contain a broad waiver by our stockholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors.  The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director.  This waiver limits the right of stockholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

We have anti-takeover provisions in our amended and restated bylaws that may discourage a change of control.

Our amended and restated bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors.  These provisions provide for:

●	a classified board of directors with staggered three-year terms, elected without cumulative voting;

●	directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common stock issued and outstanding;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings;

●	a limited ability for stockholders to call special stockholder meetings; and

●	our board of directors to determine the powers, preferences and rights of our preferred stock and to issue the preferred stock without stockholder approval.

These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many stockholders.  As a result, stockholders may be limited in their ability to obtain a premium for their shares.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include, without limitation, vessel acquisitions, business acquisitions or other strategic alliances, reduction of outstanding borrowings, capital expenditures and working capital.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is set forth below. We have derived the ratios of earnings to fixed charges from our historical consolidated financial statements. The ratio should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. Our ratio of earnings to fixed charges for the six months ended June 30, 2011 and the three fiscal years ended December 31, 2008, 2009 and 2010 has been calculated in accordance with International Financial Reporting Standards, or “IFRS,” as issued by the International Accounting Standards Board. For all prior periods, this ratio has been calculated in accordance with U.S. Generally Accepted Accounting Principles, or “U.S. GAAP,” which differ in certain respects from IFRS.

		For the Year Ended December 31,
	For the Six Months Ended June 30, 2011	2010	2009	2008	2007	2006
	IFRS				GAAP
Ratio of Earnings to Fixed Charges	3.47	1.37	1.82	2.92	2.90	3.56

We have computed the ratio of earnings to fixed charges set forth above by dividing earnings by fixed charges. For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest on all indebtedness and cost of swap termination but excluding fair value gain/loss on derivative financial instruments. For a more detailed calculation of the ratio of earnings to fixed charges, see Exhibit 12.1 to the registration statement.

As of the date of this prospectus, we have no preference shares outstanding and have not declared or paid any dividends on preference shares for the periods set forth above.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to a total of $300 million.  Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

We may sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

●
on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	as settlement of short sales entered into after the date of the prospectus;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through broker-dealers, who may act as agents or principals;

●	through sales “at the market” to or through a market-maker;

●	in a block trade, in which a broker-dealer will attempt to sell a block as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	through one or more underwriters on a firm commitment or best-efforts basis;

●	directly to one or more purchasers;

●	through agents;

●	in options transactions;

●	over the internet;

●	any other method permitted pursuant to applicable law; or

●	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

●	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions; or

●	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions or other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA,” the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON STOCK

A description of our common stock can be found in our Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

DESCRIPTION OF PREFERRED STOCK

The material terms of any series of preferred stock that we offer, together with any material U.S. federal income tax considerations relating to such preferred stock, will be described in a prospectus supplement.

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine the terms of and rights attaching to such preferred stock, including with respect to, among other things, dividends, conversion, voting, redemption, liquidation, designation and the number of shares constituting any such series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured general obligations or secured obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”). The senior debt securities and subordinated debt securities are together referred to in this prospectus as the “debt securities.”  Any debt securities offered pursuant to this prospectus may be convertible debt securities. The debt securities may be issued from time to time in one or more series, under one or more indentures, the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, each dated as of a date on or prior to the issuance of the debt securities to which it relates. If we issue subordinated debt securities, the terms and provisions of those securities will be set forth in a supplemental indenture. When we refer to an “indenture” in this prospectus, we are referring to the applicable indenture entered into between us and the trustee to be named in such indenture, as supplemented by any supplemental indenture. The indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or a prospectus supplement, or as exhibits to reports filed under the Exchange Act that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, or “Trust Indenture Act.”  If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations, as well as any applicable modifications of, or additions to, the general terms of the debt securities described below, which modifications and additions may be contained in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

The indenture will not limit the aggregate principal amount of debt securities which may be issued. The debt securities may be issued in one or more series. Unless otherwise provided in a prospectus supplement, the senior debt securities will have the same rank as all our other unsubordinated indebtedness. Each series of subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our senior indebtedness.

If we decide to issue any debt securities pursuant to this prospectus, we will describe in a prospectus supplement the terms of the debt securities being offered, including the following:

●	the title, aggregate principal amount and authorized denominations;

●	the issue price, expressed as a percentage of the aggregate principal amount;

●	the maturity date;

●	the interest rate or the method for determining the interest rate, if any;

●
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

●
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed, and any other terms and provisions of optional or mandatory redemptions;

●	the denominations in which offered debt securities of the series will be issuable;

●	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

●	any events of default not set forth in this prospectus;

●	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States;

●
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

●	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which such election may be made;

●
if denominated in a currency or currencies other than the currency of the United States, the equivalent price in the currency of the United States for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

●
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

●	whether the indenture will provide for any covenants, including covenants restricting our ability to pay dividends or incur additional indebtedness;

●	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

●	the identity of the depository for global securities;

●	the terms of the subordination of any series of subordinated debt;

●	any listing on any securities exchange or quotation system;

●	additional provisions, if any, related to defeasance and discharge of the offered debt securities;

●
whether payments on the offered debt securities will be made without withholding or deduction for any taxes or other governmental charges in effect on the date of issuance of the debt securities or imposed in the future;

●	the amount of discount or premium, if any, with which such debt securities will be issued;

●	a discussion of any material U.S. federal income tax considerations applicable to the debt securities; and

●	additional terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate securities. U.S. federal income tax consequences and other special considerations applicable to any such securities will be described in the applicable prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, the debt securities may be transferred or exchanged at the principal corporate trust office of the applicable trustee. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Global Securities

We expect that the following provisions will generally apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for the individual debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository, or by a nominee of such depository to such depository or another nominee of such depository, or by such depository or any such nominee to a successor of such depository or a nominee of such successor, and except in the circumstances described in the applicable prospectus supplement.

Upon the issuance of any global security, and the deposit of such global security with or on behalf of the depository for such global security, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of institutions that have accounts with such depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in a global security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the depository for such global security or by its nominee. Ownership of beneficial interests in a global security by persons that hold such interests through participating institutions will be shown on, and the transfer of such beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in certificated form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as otherwise provided in the applicable indenture and prospectus supplement, and except as specified below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in certificated form and will not be considered the owners or holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which such person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise provided in the applicable prospectus supplement, payments of principal, premium and interest on individual debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to such depository or its nominee, as the case may be, as the registered owner of such global security.

We expect that the depository for any debt securities represented by a global security, or its nominee, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository or its nominee. We also expect that payments by participating institutions to owners of beneficial interests in a global security held through such participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street names.”  Such payments will be the responsibility of such participating institutions. None of us, the trustee for the debt securities or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Unless otherwise specified in the applicable prospectus supplement or indenture, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

●
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days of such event;

●	we in our sole discretion determine that the global security shall be exchangeable for certificated debt securities; or

●	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

If definitive debt securities are issued, an owner of a beneficial interest in the global security will be entitled to physical delivery of individual debt securities in certificated form of the series represented by that global security equal in principal amount to their beneficial interest, and to have the debt securities in certificated form registered in their name.

Covenants

The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities and described in a prospectus supplement. These covenants may limit or restrict, among other things:

●	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

●	our ability to make certain payments, dividends, redemptions or repurchases;

●	our ability to create dividend and other payment restrictions affecting our subsidiaries;

●	our ability to make investments;

●	mergers and consolidations by us or our subsidiaries;

●	sales of assets by us;

●	our ability to enter into transactions with affiliates;

●	our ability to incur liens; and

●	our ability to enter into sale and leaseback transactions.

You should carefully read the applicable prospectus supplement and indenture for a description of the specific covenants applicable to the series of debt securities being offered.

Modification of the Indenture

Modifications and amendments of the indenture as it applies to a series of debt securities may be made without notice to any holder but with the written consent of the holders of a majority in principal amount of the then outstanding debt securities of such series.

However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

●	reduce the principal amount of debt securities whose holders must consent to an amendment, modification, supplement or waiver;

●	reduce the rate of or extend the time of payment for interest on any debt security;

●	reduce the principal amount or extend the stated maturity of any debt security;

●	reduce the amount payable upon the redemption of any debt security or add redemption provisions to any debt security;

●	make any debt security payable in money other than that stated in the indenture or the debt security; or

●	impair the right to institute suit for the enforcement of any payment with respect to the debt securities.

Without the consent of any holder, we and the trustee may amend or supplement the indenture to surrender any right or power conferred upon us by the indenture, to add further covenants, restrictions, conditions or provisions for the protection of holders, to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our obligations under the indenture as permitted thereunder, to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture or to make any other change that does not adversely affect the rights of any holder.

Events of Default

Each of the following constitutes an event of default with respect to a series of debt securities:

●	our failure to pay interest (including additional interest, if applicable) on any debt securities within 30 days of when such amount becomes due and payable;

●	default in any payment of principal amount or redemption price with respect to any debt security when such amount becomes due and payable;

●	default in the performance of any applicable covenant or agreement with respect to the debt securities or the applicable indenture which continues for 60 days after we receive notice of such default;

●
default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount in excess of a minimum amount set forth in the applicable indenture, without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after we receive notice of such default;

●
any judgment or judgments for the payment of money (to the extent not insured by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim) in an aggregate amount in excess of a minimum amount set forth in the applicable indenture that shall be rendered against us or any subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

●	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

There may be such other or different events of default as described in the applicable prospectus supplement and indenture with respect to any class or series of offered debt securities.

A default under the third bullet point above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the debt securities in such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the debt securities shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

In addition, the holders of at least a majority in principal amount of the then outstanding debt securities of a series may waive an existing default and its consequences under the indenture, except a default in the payment of principal or interest and in respect of certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security in a series.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities.

No holder of debt securities will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

●	such holder has previously given to the trustee written notice of a continuing event of default;

●
the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made a written request and offered indemnity to the trustee reasonably satisfactory to it to institute such proceeding as trustee; and

●
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any debt security for enforcement of payment of the principal of, and premium, if any, or interest on, such debt security on or after the respective due dates expressed in such debt security.

If a default with respect to the debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of the holders of the debt securities.

We are required to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer’s certificate a statement specifying our status and what actions we are taking or propose to take with respect thereto.

Defeasance and Discharge

We may terminate at any time all our obligations with respect to any series of debt securities and the applicable indenture, which we refer to in this prospectus as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. In addition, we may also terminate at any time our obligations with respect to any series of debt securities with respect to certain covenants that are described in the applicable indenture, which we refer to in this prospectus as “covenant defeasance,” except for certain covenants, including the covenant to make payments in respect of the principal, premium, if any, and interest on the debt securities. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute events of default with respect to the debt securities. We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default specified in the third bullet point under “—Events of Default.”

The legal defeasance option or the covenant defeasance option with respect to a series of debt securities may be exercised only if:

●	we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on such debt securities to maturity;

●
we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities to maturity;

●
123 days pass after the deposit is made and during the 123-day period no default described in the sixth bullet point under “—Events of Default” occurs with respect to us or any other person making such deposit which is continuing at the end of the period;

●	no default or event of default has occurred and is continuing on the date of such deposit;

●	such deposit does not constitute a default under any other agreement or instrument binding us;

●	we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940;

●	in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

●	we have received from the Internal Revenue Service, or the “IRS,” a ruling; or

●
since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

●
in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

●
we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of such debt securities have been complied with as required by the indenture.

A prospectus supplement will further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Discharge of the Indenture

When (i) we deliver to the trustee all outstanding debt securities of a series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of a series have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of a series, including interest thereon, and if in either case we pay all other sums related to such debt securities payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect as to all outstanding debt securities of such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to such series of debt securities on our demand accompanied by an officers’ certificate and an opinion of counsel.

Regarding the Trustee

Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

No Recourse

None of our directors, officers, employees, stockholders or affiliates, as such, will have any liability for any of our obligations under the debt securities or the indenture. Each holder will waive and release all such liability subject to any liability imposed by the Securities Act or the Trust Indenture Act.

Provisions Applicable Only to Subordinated Debt Securities

As set forth in a prospectus supplement, the subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future senior indebtedness, as may be defined in the applicable prospectus supplement.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our unaudited interim condensed consolidated financial statements, and the related notes included elsewhere in this prospectus, as well as “Item 5. Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F for the year ended December 31, 2010, incorporated by reference in this prospectus.  This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based on assumptions about our future business.  Please see “Cautionary Statement Regarding Forward-Looking Statements” on page 50 of this prospectus for a discussion of the risks, uncertainties and assumptions relating to these statements.  Our actual results may differ from those contained in the forward-looking statements and such differences may be material.

Second Quarter Results

We reported revenues for the period from April 1 to June 30, 2011 of $25.9 million, compared to revenues of $21.1 million for the prior-year period.  For the quarter there was no profit sharing under our profit-sharing arrangements. The DHT Eagle was delivered to us on May 27, 2011 and was employed on a two year time charter at $32,300 net per day starting May 28, 2011.  The Venture Spirit was delivered on May 16, 2011 and was employed in the Tankers International Pool starting May 27, 2011. We time chartered in the Venture Spirit, a 2003 built VLCC, for a period of 16 to 18 months at a rate of USD 27,000 per day. We have a continuous option during the charter to purchase the vessel at USD 65 million for the first 6 month period, USD 66 million for the second 6 month period and USD 67 million for the third 6 month period. The vessel was delivered on May 16, 2011 and is employed in the Tankers International Pool.

Our vessels were on-hire 99.5% for the quarter. This does not include planned off-hire during the quarter related to the DHT Ann completing its special survey and dry-dock.  The next scheduled class surveys are special surveys and dry-docks for three VLCCs; one in each of the third and fourth quarter of 2011 and first quarter 2012.  In addition, two Aframax vessels are scheduled for interim surveys in the fourth quarter of 2011.

Vessel expenses for the quarter were $8.6 million which included start-up and delivery costs related to the DHT Eagle, which was delivered on May 27, 2011, expensed costs related to the special survey and dry-docking of DHT Ann and costs related to the transfer of two vessels to a new technical manager. During the second quarter of 2010, vessel expenses were $8.9 million.  Vessel expenses for the second quarter of 2010 were impacted by additional work undertaken and acquisition of spare parts in connection with the two scheduled interim class surveys performed.

Depreciation and amortization, including depreciation of capitalized dry docking costs, was $7.8 million for the quarter compared with $7.1 million for the same period of 2010. The increase was due to higher depreciation on the two vessels acquired during 2011 which was partially offset by impact on depreciation of increasing the residual value of our other vessels as of January 1, 2011.

General & administrative expense (“G&A”) for the quarter was $2.2 million including non-cash charge related to restricted share agreements for our management and board of directors.  G&A for the quarter includes a high level of activity related to the offer to acquire Saga, vessel inspections and vessel acquisitions. G&A for the second quarter of 2010 was $2.4 million and includes costs related to management change and legal cost related to the proxy contest with MMI Investments, L.P.

Net financial expenses of $1.8 million for the quarter included a net non-cash loss on interest rate swaps of $0.1 million compared with $4.8 million in net financial expenses for the same quarter of 2010. The decline in net financial expense is mainly due to the expiry of an interest rate swap in October 2010.

We had net income for the quarter of $4.3 million or $0.07 per diluted share, compared to net loss of $2.0 million or $0.04 per diluted share, for the second quarter of 2010.

For the second quarter of 2011, net cash flows provided by operating activities were $7.9 million, compared to $9.5 million for the prior-year period. Higher net income in the second quarter of 2011 compared with the same period of 2010 was partially offset by use of cash for operating assets and liabilities during the second quarter of 2011 mainly related to working capital requirements related to the two vessels which commenced their employment in the Tankers International Pool while cash was provided by operating assets and liabilities during the same period of 2010 mainly related to increased accounts payable.

Cash used in investing activities was $62.8 million for the second quarter of 2011 mainly due to the acquisition of a vessel during the period. There were no investments during the same period of 2010.

Cash flows provided from financing activities was $26.0 million mainly due to issuance of long term debt which was partially offset by the payment of dividends. This compared to net cash flows used of $4.9 million for the second quarter of 2010 which related to the payment of dividends.

At the end of the second quarter of 2011, our cash balance was $73.3 million compared with $58.6 million at December 31, 2010.  As of the date of our most recent compliance certificates submitted for the second quarter, we remain in compliance with our financial covenants.

We declared a cash dividend of $0.10 per share for the second quarter payable on August 4, 2011 for shareholders of record as of July 28, 2011.

Results for the first six months of 2011

For the six month period ending June 30, 2011, our company had revenues of $48.2 million, compared to revenues of $44.7 million for the prior-year period.  For the six month periods ending June 30, 2011 and 2010 there was no profit sharing under our profit-sharing arrangements. The increase in revenues was mainly due to the addition of three vessels to our fleet during the first six months of 2011. The DHT Phoenix was delivered to us on March 2, 2011 and entered the Tankers International Pool on April 14, 2011. The DHT Eagle was delivered to us on May 27, 2011 and is employed on a two year time charter at $32,300 net per day.  The Venture Spirit was delivered on May 16, 2011 and is employed in the Tankers International Pool.

Our vessels were on-hire 99.5% for the six month period. This does not include planned off-hire during the second quarter of 2011 related to the DHT Ann completing its special survey and dry-dock.

Voyage expenses of $1.3 million in the first half of 2011 relate to bunker consumption to reposition the newly acquired DHT Phoenix to enter the Tankers International Pool. There were no similar expenses during the corresponding period of 2010.

Vessel expenses for the six month period ending June 30, 2011 were $15.0 million compared to $17.3 million for the prior-year period. The decline in vessel expenses is mainly due to high vessel operating cost in the first half of 2010 due additional work undertaken and acquisition of spare parts in connection with the two scheduled interim class surveys performed.

Depreciation and amortization, including depreciation of capitalized dry docking costs, were $14.5 million for the six month period ending June 30, 2011 compared with $14.1 million for the same period of 2010.  The increase was due to depreciation on the two vessels acquired during 2011 which was partially offset by impact on depreciation of increasing the residual value of our other vessels as of January 1, 2011.

G&A for the first six months of 2011 was $4.7 million including non-cash cost related to restricted share agreements for our management and board of directors, compared to $4.2 million for the prior year period.  G&A for the first six month period of 2011 includes a high level of activity related to the offer to acquire Saga, vessel inspections and vessel acquisitions.

Net financial expenses were $3.1 million for the first six months of 2011 compared to $13.4 million in the prior year period.  The decline in net financial expense is mainly due to the expiry of an interest swap in October 2010, a $3.7 million cost related to the early termination of $35 million of interest rate swaps in the first half of 2010 as well as higher non-cash swap expenses in the first half of 2010.

We had net income for the six month period ending June 30, 2011 of $8.3 million or $0.14 per diluted share, compared to net loss of $4.2 million or $0.09 per diluted share for the prior year period.

For the six month period ended June 30, 2011, net cash flows provided by operating activities was $18.4 million, compared to $14.3 million for the prior-year period. Higher net income in the first half of 2011 compared with the same period of 2010 was partially offset by use of cash for operating assets and liabilities during the first half of 2011 mainly related to working capital requirements related to the two vessels which commenced their employment in the Tankers International Pool while cash was provided by operating assets and liabilities during the same period of 2010 mainly related to increased accounts payable.

Cash used in investing activities was $119.5 million for the first half of 2011 mainly due to the acquisitions of vessels during the period. There were no investments during the same period of 2010.

Cash flows provided from financing activities for the six month period ended June 30, 2011 was $115.8 million mainly due to issuance of common stock and long term debt. This was partially offset by cash used for the payment of dividends. For the first half of 2010, net cash flows used in financing activities was $33.0 million which related to the payment of dividends and repayment of long term debt. Working capital, defined as total current assets less total current liabilities, was $60.6 million as of June 30, 2011 compared with $46.1 million at December 31, 2010. We have no commitments for capital expenditures other than for mandatory interim and special surveys as of June 30, 2011.

We monitor our covenant compliance on an ongoing basis. Decline in vessel values could result in our company no longer being in compliance with its minimum value covenants. Such non-compliance could result in our company making pre-payments under its credit agreements. As of the date of our most recent compliance certificates submitted for the second quarter, we remain in compliance with our financial covenants. Second-hand tanker values can be highly volatile, and in the quarter subsequent to June 30, 2011 second hand tanker values, as assessed by a number of leading ship brokers, have been trending down, reflecting weaker tanker freight rates. We will assess the market value of our fleet in subsequent quarters and, depending on second-hand values at those times, may be required to pay down a portion of our indebtedness to banks in accordance with the terms of our outstanding credit facilities.

EXPERTS

The consolidated financial statements of DHT Holdings, Inc. appearing in DHT Holdings, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2010, and the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and DHT Holdings, Inc.’s assessment of the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting as of December 31, 2010 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

DHT Holdings, Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Jersey, the Channel Islands. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a “U.S. Holder,” as defined below, with respect to the acquisition, ownership and disposition of our common stock.  This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER U.S. FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OF COMMON STOCK.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock.  We are incorporated in the Marshall Islands.  Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This discussion is based on the Code, Treasury regulations issued thereunder, published administrative interpretations of the IRS and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis.

Taxation of Operating Income: In General

Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes.  As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

U.S. taxation of shipping income

For purposes of the following discussion, “shipping income” means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses.

Shipping income attributable to transportation exclusively between non-U.S. ports generally will not be subject to any U.S. federal income tax.

However, except as provided below, our U.S. source gross transportation income would be subject to a 4% U.S. federal income tax imposed without allowance for deductions.  U.S. source gross transportation income includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Under Section 883 of the Code and the regulations thereunder, we will be exempt from this tax if:

1.	we are organized in a foreign country, or the “country of organization”, that grants an “equivalent exemption” to corporations organized in the United States; and

2.	either

(A) more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, referred to as the “50% Ownership Test,” or

(B) our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the United States, referred to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to U.S. corporations.  Therefore, we will be eligible for Section 883 of the Code if either the 50% Ownership Test or the Publicly-Traded Test is met.  Because shares of our common stock are traded on the NYSE and our stock is widely held, it would be difficult or impossible for us to establish that we satisfy the 50% Ownership Test.

As to the Publicly-Traded Test, the regulations under Section 883 of the Code provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.  We believe that our common stock, which is, and will continue to be, the sole class of our issued and outstanding stock, is , and will continue to be, “primarily traded” on the NYSE, which is an established securities market for these purposes.

The Publicly-Traded Test also requires our common stock to be “regularly traded” on an established securities market.  Since our common stock is our only class of outstanding stock, this test will be satisfied if, (i) our common stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year (as appropriately adjusted in the case of a short taxable year).  We believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests.  However, even if we do not satisfy both tests, these tests are deemed satisfied if our common stock is traded on an established market in the United States and is regularly quoted by dealers making a market in such stock.  We believe this is and will continue to be the case.

Notwithstanding the foregoing, our common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of such stock is owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of such stock, referred to as the “5 Percent Override Rule.”

In order to determine the persons who actually or constructively own 5% or more of our stock, or “5% Stockholders,” we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in our common stock.  In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be “qualified stockholders” for purposes of Section 883 of the Code to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of our common stock for more than half the number of days during the taxable year.

We believe that we have satisfied and will continue to satisfy the Publicly-Traded Test and that the 5 Percent Override Rule has not been and will not be applicable to us.  However, no assurance can be given that this will be the case in the future.

In any year that the 5 Percent Override Rule is triggered with respect to us, we are eligible for the exemption from tax under Section 883 of the Code only if we can nevertheless satisfy the Publicly-Traded Test (which requires, among other things, showing that the exception to the 5 Percent Override Rule applies) or if we can satisfy the 50% Ownership Test.  In either case, we would have to satisfy certain substantiation requirements regarding the identity of our stockholders in order to qualify for the Section 883 exemption.  These requirements are onerous and there is no assurance that we would be able to satisfy them.

If the benefits of Section 883 of the Code are unavailable, our U.S. source gross transportation income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions.  Since 50% of our gross shipping income for transportation that begins or ends in the United States would be treated as being U.S. source gross transportation income, the effective rate of U.S. federal income tax on such shipping income would be 2%.

In addition, to the extent the benefits of Section 883 of the Code are unavailable to us, any of our U.S. source gross transportation income that is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, net of applicable deductions, would be subject to the U.S. federal corporate income tax at rates of up to 35%.  In addition, we may be subject to the 30% “branch profits tax” on such earnings, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

We expect that none of our U.S. source gross transportation income will be “effectively connected” with the conduct of a U.S. trade or business.  Such income would be “effectively connected” only if:

●	we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income, and

●
substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we will not have, nor will we permit circumstances that would result in our having, any vessel sailing to or from the United States on a regularly scheduled basis.

In addition, income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above.  Such income is subject to either a 30% gross-basis tax or to a U.S. corporate income tax on net income at rates of up to 35% (and the branch profits tax described above).  Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

U.S. taxation of gain on sale of vessels

Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles.  In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States.  It is expected that any sale of a vessel will be considered to occur outside of the United States.

U.S. Federal Income Taxation of “U.S. Holders”

As used herein, the term “U.S. Holder” means a beneficial owner of common stock that

●
is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust,

●	owns our common stock as a capital asset, and

●	owns less than 10% of our common stock for U.S. federal income tax purposes.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  If you are a partner in a partnership holding our common stock, we suggest that you consult your tax advisor.

Distributions

Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain.  Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us.  Dividends paid with respect to our common stock will generally be treated as “passive income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Non-Corporate Holder at a maximum preferential tax rate of 15% (through 2012) provided that (i) the common stock is readily tradable on an established securities market in the United States (such as the NYSE); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); (iii) the U.S. Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.  Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder’s adjusted basis in a share of common stock—paid by us.  If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.  There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Non-Corporate Holder, although we believe that they will be so eligible provided that we are not a PFIC, as discussed below.  Any dividends out of earnings and profits we pay which are not eligible for these preferential rates will be taxed at ordinary income rates in the hands of a U.S. Non-Corporate Holder.

In addition, even if we are not a PFIC, under legislation which was proposed (but not enacted) in a previous session of Congress, dividends of a corporation incorporated in a country without a “comprehensive income tax system” paid to U.S. Non-Corporate Holders would not be eligible for the 15% tax rate.  Although the term “comprehensive income tax system” is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

Sale, exchange or other disposition of common stock

Provided that we are not a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock.  Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.  Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.  Long-term capital gains of U.S. Non-Corporate Holders are eligible for reduced rates of taxation.  A U.S. Holder’s ability to deduct capital losses against ordinary income is subject to certain limitations.

Tax Reporting

Recently adopted legislation imposes, for taxable years beginning after March 18, 2010, new U.S. return disclosure obligations (and related penalties for failure to disclose) on U.S. individuals that hold certain specified foreign financial assets (which include stock in a foreign corporation).  U.S. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

PFIC status and significant tax consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes.  In particular, U.S. Non-Corporate Holders will not be eligible for the 15% tax rate on qualified dividends.  In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either

●
at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

●	at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income.  By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

We believe that it is more likely than not that the gross income we derive or are deemed to derive from our time chartering activities is properly treated as services income, rather than rental income.  Assuming this is correct, our income from our time chartering activities would not constitute “passive income,” and the assets we own and operate in connection with the production of that income would not constitute passive assets.  Consequently, we believe it is more likely than not that we are not currently a PFIC.

There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income earned in connection with the performance of services.  The U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Code, income derived from certain time chartering activities should be treated as rental income rather than services income.  In recent guidance, however, the IRS states that it disagrees with the holding of the Fifth Circuit case, and specifies that time charters should be treated as services income.  We have not sought, and we do not expect to seek, an IRS ruling on this matter.  As a result, the IRS or a court could disagree with our position that we are not currently a PFIC.  No assurance can be given that this result will not occur.  In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

Under recently enacted legislation, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be required to file an annual report with the IRS for that year with respect to such holder’s common stock.  In addition, as discussed more fully below, if we were treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder made an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.”  As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders of a PFIC making a timely QEF election

If we were a PFIC and a U.S. Holder made a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder would report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain (which gain shall not exceed our earnings and profits for the taxable year), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder.  Any such ordinary income would not be eligible for the preferential tax rates applicable to qualified dividend income as discussed above.  The Electing Holder’s adjusted tax basis in the common stock would be increased to reflect taxed but undistributed earnings and profits.  Distributions of earnings and profits that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in the common stock and would not be taxed again once distributed.  An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year.  An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock.  A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return.  If we were treated as a PFIC for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.  Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, different and more adverse tax consequences would apply.

Taxation of U.S. Holders of a PFIC making a “mark-to-market” election

Alternatively, if we were treated as a PFIC for any taxable year and, as we believe, our stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations.  If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock.  The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.  A U.S. Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount.  Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder in income.

Taxation of U.S. Holders of a PFIC not making a timely QEF or “mark-to-market” election

Finally, if we were treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, referred to as a “Non-Electing Holder,” would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (ii) any gain realized on the sale, exchange or other disposition of our common stock.  Under these special rules:

●	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock,

●
the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder’s holding period, would be taxed as ordinary income, and

●
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock.  If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.  Certain of these rules would apply to a U.S. Holder who made a QEF election for one of our taxable years if we were a PFIC in a prior taxable year during which the holder was a stockholder and for which the holder did not make a QEF election.

U.S. Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of common stock (other than a partnership) that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends on common stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that dividend income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.  If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, exchange or other disposition of common stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

●
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders.  In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments or other taxable distributions made within the United States to you will be subject to information reporting requirements if you are a non-corporate U.S. Holder.  Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

●	fail to provide an accurate taxpayer identification number;

●	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

●	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-U.S. Holder and you sell our common stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption.  If you sell our common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment.  However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States.  Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding tax is not an additional tax.  Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the securities offered by this prospectus and DHT Holdings, Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) the Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 31, 2011, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed and (ii) the Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Requests for such information should be made to us at the following address:

26 New Street
St. Helier
Jersey JE2 3RA
Channel Islands
Phone +44 (0) 1534 639759
Email info@dhtankers.com

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to us that are based on beliefs of our management as well as assumptions made by us and information currently available to us. When used in this document, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders, and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled “Risk Factors” on page 11 of this prospectus.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Factors that might cause results to differ include, but are not limited to, the following:

●	future payments of dividends and the availability of cash for payment of dividends;

●	future operating or financial results, including with respect to the amount of basic hire and additional hire that we may receive;

●	statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

●	statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

●	expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels’ useful lives;

●	expectations about the availability of insurance on commercially reasonable terms;

●	our and our subsidiaries’ ability to service and repay our debt;

●	our ability to obtain additional financing and to obtain replacement charters for our vessels;

●	assumptions regarding interest rates;

●	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

●	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

●	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

●	changes in the rate of growth of the world and various regional economies;

●	risks incident to vessel operation, including discharge of pollutants; and

●	unanticipated changes in laws and regulations.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our amended and restated bylaws provide that we shall, subject to the limitations contained in the Marshall Islands Business Corporation Act, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.

The form of underwriting agreement, which is filed as Exhibit 1.1 to this registration statement, provides that the underwriters to be named therein agree to indemnify us and hold us harmless, together with each of our directors, officers and controlling persons from and against certain liabilities, including liabilities arising under the Securities Act.  This form of underwriting agreement also provides that such underwriters will contribute to amounts paid or payable by such indemnified persons as a result of certain liabilities under the Securities Act.

Item 9. Exhibits.

The exhibits listed in the following table have been filed as part of this registration statement.

Number	Exhibit Description
1.1	Form of Underwriting Agreement (for equity securities)
1.2	Form of Underwriting Agreement (for debt securities)*
4.1	Form of Debt Securities Indenture
5.1	Opinion of Reeder & Simpson P.C.
8.1	Tax Opinion of Cravath, Swaine & Moore LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries of DHT Holdings, Inc.
23.1	Consent of Ernst & Young AS
23.2	Consent of Reeder & Simpson P.C. (contained in Exhibit 5.1)
23.3	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on signature page)
25.1	Statement of Eligibility of Trustee**

*
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report of the registrant filed pursuant to the Exchange Act and incorporated herein by reference.

**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture of Act of 1939.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (5) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act, or Rule 3-19 under the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(6)	That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)	That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(10)
To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on September 2, 2011.

DHT HOLDINGS, INC.

By:	/s/ Eirik Ubøe
Eirik Ubøe
Chief Financial Officer
(Principal Financial and Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eirik Ubøe his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to he done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Svein Moxnes Harfjeld	Chief Executive Officer	September 2, 2011
Svein Moxnes Harfjeld	(Principal Executive Officer)

/s/ Eirik Ubøe	Chief Financial Officer	September 2, 2011
Eirik Ubøe	(Principal Financial Officer and Principal Accounting Officer)

/s/ Erik Lind	Chairman and Director	September 2, 2011
Erik Lind

/s/ Robert N. Cowen	Director	September 2, 2011
Robert N. Cowen

/s/ Randee Day	Director	September 2, 2011
Randee Day

/s/ Rolf Wikborg	Director	September 2, 2011
Rolf Wikborg

/s/ Einar Michael Steimler	Director	September 2, 2011
Einar Michael Steimler

/s/Donald J. Puglisi	Authorized Representative in the United States	September 2, 2011
Donald J. Puglisi
Managing Director
Puglisi & Associates

FINANCIAL STATEMENTS

DHT Holdings, Inc.
Index to Condensed Consolidated Financial Statements

Condensed Consolidated Statement of Financial Position as of June 30, 2011 and December 31, 2010	F-2

Condensed Consolidated Income Statement for the three months ended June 30, 2011
and June 30, 2010 and the six months ended June 30, 2011 and June 30, 2010	F-3

Condensed Consolidated Statement of Cash Flows for the three months ended June 30, 2011
and June 30, 2010 and the six months ended June 30, 2011 and June 30, 2010	F-4

Summary Consolidated Statement of Changes in Shareholders’ Equity for the six months
ended June 30, 2011 and June 30, 2010	F-5

Notes to Condensed Consolidated Financial Statements	F-6

DHT HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
($ in thousands except per share amounts)

ASSETS	Note	Jun. 30, 2011	Dec. 31, 2010
Current assets		Unaudited	Audited
Cash and cash equivalents		$73,305	58,569
Accrued charter hire		804	464
Prepaid expenses		7,585	2,713
Total current assets		81,695	61,746
	5
Vessels		522,891	412,744
Other assets		522	21
Other long-term receivables	5	222	844
Deposit for vessel acquisition		–	5,500
Total assets		605,330	480,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses		4,340	4,449
Derivative financial instruments		3,342	3,065
Current portion long-term debt		4,938	–
Prepaid charter hire		8,455	8,088
Total current liabilities		21,074	15,602

Non-current liabilities
Long-term debt	4	319,940	265,231
Derivative financial instruments		1,859	3,224
Other long-term liabilities		381	457
Total non-current liabilities		322,180	268,912

Total liabilities		343,254	284,514

Stockholders’ equity
Common stock	6, 7	642	487
Paid-in additional capital	6, 7	308,241	240,537
Retained earnings/(deficit)		(45,226)	(42,188)
Other opponents of equity		(1,581)	(2,495)
Total stockholders’ equity		262,076	196,341

Total liabilities and stockholders’ equity		605,330	480,855

DHT HOLDINGS, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
($ in thousands except per share amounts)

		Q2 2011	Q2 2010	1H 2011	1H 2010
		Apr.1 - Jun. 30	Apr.1 - Jun. 30	Jan. 1 - Jun. 30	Jan. 1 - Jun. 30
	Note	2011	2010	2011	2010
		Unaudited	Unaudited	Unaudited	Unaudited
Gross Revenues		$25,904	$21,080	$48,172	$44,733

Operating expenses
Voyage expenses		–	–	(1,294)	–
Vessel expenses		(8,551)	(8,886)	(14,990)	(17,302)
Charter hire expense		(1,203)	–	(1203)	–
Depreciation and amortization	5	(7,788)	(7,080)	(14,541)	(14,088)
General and administrative expense		(2,235)	(2,370)	(4,672)	(4,197)
Total operating expenses		(19,776)	(18,336)	(36,699)	(35,587)

Operating income		6,128	2,744	11,473	9,146

Interest income		21	32	63	51
Interest expense		(1,773)	(3,821)	(3,373)	(7,753)
Fair value gain/(loss) on derivative financial instruments	4	(76)	(982)	174	(1,970)
Other Financial income/(expenses)		–	–	–	(3,710)
Profit/(loss) before tax		4,300	(2,027)	8,338	(4,236)

Income tax expense		(26)	–	(49)	–
Net income/(loss) after tax		$4,274	$(2027)	$8,289	$(4,236)
Attributable to the owners of parent		$4,274	$(2027)	$8,289	$(4,236)

Basic net income per share		0,07	(0,04)	0,14	(0,09)
Diluted net income per share		0,07	(0,04)	0,14	(0,09)

Weighted average number of shares (basic)		64,395,031	48,731,228	61,007,871	48,709,857
Weighted average number of shares (diluted)		64,395,031	48,731,228	61,035,182	48,709,857

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Profit for the period	$4,274	$(2,027)	$8,289	$(4,236)

Other comprehensive income:
Reclassification adjustment from previous cash flow	448	3,030	914	9,090

Total comprehensive income for the period	$4,722	$1003	$9,203	$4,854

Attributable to the owners of parent	$4,722	$1003	$9,203	$4,854

DHT HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
($ in thousands)

		Q2 2011	Q2 2010	1H 2011	1H 2010
		Apr.1 - Jun.	Apr.1 - Jun.	Jan. 1 - Jun.	Jan. 1 - Jun.
	Note	30, 2011	30, 2010	30, 2011	30, 2011
		Unaudited	Unaudited	Unaudited	Unaudited
Cash Flows from Operating Activities
Net income		$4,274	(2,027)	$8,289	(4,236)
Items included in net income not affecting cash flows:
Depreciation and amortization		7,788	7,128	14,541	14,183
Amortization related to interest and swap effects		76	982	(174)	1,969
Deferred compensation related to options and restricted stock		154	103	375	347
Changes in operating assets and liabilities:
Accrued charter hire, prepaid expenses and long-term receivables		(4,015)	986	(4,789)	705
Accounts payable, accrued expenses, prepaid charter hire and long-term liabilities		(406)	2,349	182	1,374
Net cash provided by operating activities		7,871	9,521	18,424	14,342

Cash Flows from Investing Activities:
Decrease/(increase) in vessel acquisitions deposits		6,700	–	5,500	–
Investment in vessels		(69,300)	–	(124,402)	–
Investment in fixtures and fittings		(187)	–	(558)	–
Net cash used in investing activities		(62,787)	–	(119,460)	–

Cash flows from Financing Activities
Issuance of common stock	6,7			67,540
Cash dividends paid	7	(6,435)	(4,876)	(11,327)	(4,972)
Issuance of long-term debt	4	33,081	–	60,169	–
Repayment of long-term debt		(609)	–	(609)	(28,000)
Net cash provided by/(used) in financing activities		26,037	(4,876)	115,773	(32,972)

Net increase/(decrease) in cash and cash equivalents		(28,879)	4,645	14,736	(18,630)
Cash and Cash equivalents at beginning of period		102,184	49,389	58,569	72,664
Cash and cash equivalents at end of period		73,305	54,034	73,305	54,034

Specification of items included in operating activities:
Interest paid		1,691	3,703	3,172	7,977
Interest received		21	-	63	–

DHT HOLDINGS, INC.
SUMMARY CONSOLIDATED STATEMENT OF CHANGES
IN SHAREHOLDERS' EQUITY
($ in thousands except shares)
Unaudited

	Common Stock		Paid-in	Retained	Cash Flow	Total
	Shares	Amount	Additional Capital	Earnings	Hedges	equity

Balance at January 1, 2010	48,675,897	$487	$239,624	$(33,824)	$(14,363)	$191,924
Total comprehensive income				(4,236)	9,090	4,854
Cash dividens declared and paid				(4,972)		(4,972)
Issue of common stock						–

Compensation related to options and restricted stock	26,284		347			347
Balance at June 30, 2010	48,702,181	487	239,971	(43,032)	(5,273)	192,153

Balance at January 1, 2011	48,921,961	$487	$240,537	$(42,188)	$(2,495)	$196,341
Total comprehensive income				8,289	914	9,203
Cash dividends declared and paid				(11,328)		(11,328)
Issue of common stock	15,425,300	154	67,331			67,485
Compensation related to options and restricted stock			375			375
Balance at June 30, 2011	64,347,261	641	308,243	(45,227)	(1,581)	262,076

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JUNE 30, 2011

Note 1 – General information

DHT Holdings, Inc. ("DHT" or the "Company") is a limited company incorporated under the laws of the Marshall Islands whose shares are listed on the New York Stock Exchange. The Company's principal executive office is located at 26 New Street, St Helier, Jersey, Channel Islands.  The Company’s principal activity is the ownership and operation of a fleet of crude oil carriers. Our strategy is to employ our vessels in a combination of charters with stable cash flow and market exposure.

The financial statement were approved by the Board of Directors on July 13, 2011 and authorized for issue on July 14, 2011.

Note 2 – General accounting principles

The condensed consolidated interim financial statements do not include all information and disclosure required in the annual financial statements and should be read in conjunction with DHT's audited consolidated financial statements included in its Annual Report on Form 20-F for 2010.

The condensed financial statements have been prepared in accordance with IAS 34 "Interim Financial Reporting" as issued by the International Accounting Standards Board ("IFRS").

The condensed financial statements have been prepared on a historical cost basis, except for derivative financial instruments that have been measured at fair value. The accounting policies that have been followed in these condensed financial statements are the same as presented in the 2010 audited consolidated financial statements.

The Board confirms that these interim financial statements have been prepared on a going concern basis.

Changes in accounting policy and disclosure

New and amended standards, and interpretations mandatory for the first time for the financial year beginning 1 January 2011 but not currently relevant to the group (although they may affect the accounting for future transactions and events). The adoption did not have any effect on the financial statements;

●	Revised IAS 24 (revised), 'Related party disclosures', issued in November 2009. Effective 1 January 2011.

●	Classification of rights issues' (amendment to IAS 32), issued in October 2009. The amendment applies to annual periods beginning on or after 1 February 2010.

●	IFRIC 19, 'Extinguishing financial liabilities with equity instruments', effective 1 July 2010.

●
Prepayments of a minimum funding requirement' (amendments to IFRIC 14). The amendments correct an unintended  consequence of IFRIC 14, 'IAS 19 – The limit on a defined benefit asset, minimum funding requirements and their  interaction'.

●	Annual Improvements project, The improvement project is an annual project that provides a mechanism for making necessary but non urgent amendments in several standards.

Note 3 – Segment reporting

Since DHT's business is limited to operating a fleet of crude oil tankers, management has organized the entity as one segment based upon on the service provided. Consequently, the Company has one operating segment as defined in IFRS 8, Operating Segments.  The Company's vessels carry crude oil only. The Company's management manages the Company's operations as one business segment.

Entity-wide disclosures:

Information about major customers:
As of June 30, 2011, ten of the Company's 12 vessels are on charter, pursuant to either time charters or bareboat charters, of which nine vessels are on charter to wholly-owned subsidiaries of Overseas Shipholding Group, Inc .("OSG") and one vessel is on charter to a wholly-owned subsidiary of Frontline, Ltd. The charters' payments under the charters are a major source of revenue for the Company. Two vessels are operating in the Tankers International pool.

Note 4 – Interest bearing debt

As of June 30, 2011, DHT had interest bearing debt totalling $327,000,000 of which $194,000,000 is priced at Libor+0.70%, $72,000,000 is priced at Libor+0.85%, $27,500,000 is priced at Libor+2.75% and the new loan for the financing of the DHT Eagle entered in to in the second quarter of 2011 totalling $33,500,000 is priced at Libor+2.50%. Interest is payable quarterly in arrears. As of June 30, 2011, the Company had one interest rate swap in an amount of $65,000,000 under which DHT pays a fixed rate of 5.95% including margin of 0.85%. From January 1, 2009 the Company has discontinued hedge accounting on a prospective basis. Derivatives are re-measured to their fair value at each balance sheet date. The resulting gain and loss is recognized in profit or loss.

The Company's credit agreements contain a financial covenant related to the charter-free market value of the Company's vessels that secure the obligations under the credit facilities. With regards to the credit agreement with the Royal Bank of Scotland totaling $266,000,000 the charter free value (broker valuations) of the vessels shall at all times be above 120% of the outstanding under the loan plus the actual or notional cost of terminating the interest rates swap. With regards to the credit agreement related to the DHT Phoenix totaling $27,500,000 and DHT Eagle totaling $33,500,000 entered into in the first and second quarter of 2011, respectively, the charter free value of the vessel shall at all times be above 130% of the outstanding under the respective loans. These two credit facilities also contain financial covenants related to DHT on a consolidated basis.

Note 5 – Vessels and Vessel Acquisitions

For purposes of calculating the depreciation of our vessels, the scrap value used to calculate the estimated residual values has been reviewed and changed per year end 2010 to $300 per ton to reflect market changes in the price of scrap.  This will reduce the depreciation prospectively on our vessels owned as of January 1, 2011 by about $2.2 million per year.

On March 1, 2011 DHT took delivery of the DHT Phoenix, a 1999 built VLCC. The purchase price was $55,000,000 which has been financed with cash and $27,500,000 in debt financing. The vessel is operating in the Tankers International Pool with effect from April 14, 2011.

On May 16, 2011, the Company announced that it has time chartered in the Venture Spirit, a 2003 built VLCC, for a period of 16 to 18 months at a rate of USD 27,000 per day. DHT has a continuous option during the charter to purchase the vessel at USD 65 million for the first 6 month period, USD 66 million for the second 6 month period and USD 67 million for the third 6 month period. The vessel was delivered on May 16, 2011 and is employed in the Tankers International Pool.

On May 27, 2011 DHT took delivery of the DHT Eagle, a 2002 built VLCC. The purchase price was $67,000,000 which has been financed with cash and $33,500,000 in debt financing. The vessel is employed on a two year time charter at $32,300 net per day, with effect from May 28, 2011.

Note 6 – Equity Offering

In February 2011, DHT issued a total of 15,425,300 shares of common stock with par value of $0.01 per share for total net proceeds of $67,540,343 after underwriting discount and expenses amounting to $4,187,302.

Note 7 – Stockholders equity and dividend payment

	Common Stock	Preference stock
Issued at December 31, 2010	48,921,961	0
New shares issued	15,528,801	0
Issued at June 30, 2011	64,450,762	0
Par value	$0.01	$0.01
Numbers of shares authorized for issue at June 30, 2011	125,000,000	1,000,000

Common stock:
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders.

Preference stock:
Terms and rights of Preference shares will be established by the board when or if such shares would be issued.

Dividend payment:

Dividend payment as of June 30, 2011:

Payment date:	Total payment	Per share
February 11, 2011	$4.9 million	$0.10
May 10, 2011	$6.4 million	$0.10
Total payment as of June 30, 2011:	$11.3 million	$0.20

Dividend payment 2010

Payment date:	Total payment	Per share
June 8, 2010	$4.9 million	$0.10
September 17, 2010	$4.9 million	$0.10
November 22, 2010	$4.9 million	$0.10
Total payment in 2010:	$14.7 million	$0.30

Note 8 - Financial risk management, objectives and policies

Note 9 in the 2010 annual report provides for details of financial risk management objectives and policies.

The Company's principal financial liabilities consist of long term debt and derivatives. The main purpose of these financial liabilities is to finance the Company's operations. The Company's financial assets mainly comprise cash.

The Company is exposed to market risk, credit risk and liquidity risk. The Company's senior management oversees the management of these risks.

Note 9 – Acquisition of Saga Tankers
On May 31, 2011, the Company announced that it would offer to acquire all the shares of Saga Tankers through a voluntary exchange offer whereby the Saga Tankers shareholders will be offered 0.25 DHT shares per Saga Tankers share.  Saga Tankers is a Norwegian based tanker company listed on the Oslo Stock Exchange which owns a fleet of four VLCCs, three of which are built in 2000 and one of which is built in 1995. Three vessels are operating in the spot market while one vessel is on time charter until the third quarter of 2012.

Note 10 – Subsequent Events
On July 13, 2011 the Board of Directors approved a dividend of $0.10 per share to be paid on August 4, 2011 to shareholders of record as of July 28, 2011 amounting to $6.4 million related to the second quarter 2011.